EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED BYLAWS OF
DECKERS OUTDOOR CORPORATION

The undersigned, who is the duly elected, qualified and acting Secretary of Deckers Outdoor Corporation, a Delaware corporation (the “Company”), does hereby certify, as follows:

1. Section 3.2 of Article III of the Amended and Restated Bylaws of the Company was amended by resolution of the Board of Directors of the Company on June 13, 2024, to read in its entirety, as follows:

“SECTION 3.2 Number and Term of Office. The authorized number of directors of the Corporation shall be no less than one (1) and no more than eleven (11), as fixed from time to time by resolution adopted by the affirmative vote of a majority of the Whole Board, until this Section 3.2 is amended by a resolution duly adopted by the Board or by the stockholders of the Corporation, in either case in accordance with the provisions of Article XI of the Certificate of Incorporation. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Directors need not be stockholders. Each of the directors of the Corporation shall hold office until the annual meeting of stockholders at which such director’s term expires as provided in the Certificate of Incorporation and until such director’s successor shall have been duly elected and shall qualify or until such director shall resign or shall have been removed in the manner provided in these Bylaws and in accordance with law.”

2. The foregoing amendment to the Amended and Restated Bylaws of the Company shall be effective as of the date of the Company’s 2024 Annual Meeting of Stockholders.

3. The foregoing amendment to the Amended and Restated Bylaws of the Company has not been modified, amended, rescinded or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on June 13, 2024.

By:	/s/ Thomas Garcia
Thomas Garcia
Secretary